Exhibit 5.2

SIMPSON THACHER & BARTLETT

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD

HONG KONG

(852) 2514-7600

FACSIMILE (852) 2869-7694

DIRECT DIAL NUMBER	E-MAIL ADDRESS

November 24, 2017

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Alibaba Group Holding Limited, an exempted company with limited liability under the law of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of debt securities (the “Securities”).  The Securities will be issued under an indenture (the “Indenture”).

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As

DANIEL FERTIG  ADAM C. FURBER  IAN C. HO  ANTHONY D. KING  CELIA C.L. LAM  CHRIS K.H. LIN  JIN HYUK PARK  KATHRYN KING SUDOL  CHRISTOPHER K.S. WONG

RESIDENT PARTNERS

SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:

NEW YORK        BEIJING        HOUSTON        LONDON        LOS ANGELES        PALO ALTO        SÃO PAULO        SEOUL        TOKYO        WASHINGTON, D.C.

to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of the Cayman Islands, (2) at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will have been duly authorized, executed and delivered by the Company in accordance with its memorandum and articles of association and the law of the Cayman Islands, (3) execution, delivery and performance by the Company of the Indenture and the Securities will not violate the law of the Cayman Islands or any other jurisdiction (excepting the law of the State of New York and the federal laws of the United States) and (4) execution, delivery and performance by the Company of the Indenture and the Securities do not constitute a breach or violation of any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT